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                                                              EXHIBIT (11)

                                              THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                              ---------------------------------------------

                                                    Computation of Earnings Per Share
                                                    ---------------------------------


Amounts in millions except per share amounts
                                                                           Years Ended June 30
                                                       -------------------------------------------------------------
                                                          1997         1998         1999         2000         2001
                                                       ---------    ---------    ---------    ---------    ---------

BASIC NET EARNINGS PER SHARE
----------------------------
Net earnings                                           $   3,415    $   3,780    $   3,763    $   3,542    $   2,922
Deduct preferred stock dividends                             104          104          109          115          121
                                                       ---------    ---------    ---------    ---------    ---------

Net earnings applicable to common stock                $   3,311    $   3,676    $   3,654    $   3,427    $   2,801
                                                       =========    =========    =========    =========    =========

Average number of common shares outstanding              1,360.3      1,343.4      1,328.1      1,313.2      1,300.3
                                                       =========    =========    =========    =========    =========


Basic net earnings per share                           $    2.43    $    2.74    $    2.75    $    2.61    $    2.15
                                                       =========    =========    =========    =========    =========


DILUTED NET EARNINGS PER SHARE
------------------------------
Net earnings                                           $   3,415    $   3,780    $   3,763    $   3,542    $   2,922
Deduct differential - preferred
    vs. common dividends                                      32           25           22           18           15
                                                       ---------    ---------    ---------    ---------    ---------

Net earnings applicable to common stock                $   3,383    $   3,755    $   3,741    $   3,524    $   2,907
                                                       =========    =========    =========    =========    =========

Average number of common shares outstanding              1,360.3      1,343.4      1,328.1      1,313.2      1,300.3
Add potential effect of:
    Exercise of options                                     24.8         22.3         21.5         19.7         13.4
    Conversion of preferred stock                          101.9         99.8         97.2         94.3         91.9
                                                       ---------    ---------    ---------    ---------    ---------

Average number of common shares
    outstanding, assuming dilution                       1,487.0      1,465.5      1,446.8      1,427.2      1,405.6
                                                       =========    =========    =========    =========    =========

Diluted net earnings per share                         $    2.28    $    2.56    $    2.59    $    2.47    $    2.07
                                                       =========    =========    =========    =========    =========
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